CATELLUS DEVELOPMENT CORPORATION
             AMENDED AND RESTATED EXECUTIVE STOCK OPTION PLAN (1)

1.   Purposes

          The purposes of the Catellus Development Corporation Amended and Restated Executive Stock Option Plan (the "Plan") are to provide an incentive program competitive in the real estate industry which will reward and retain senior management whose performance will contribute to the long-term success and growth of Catellus Development Corporation (the "Company") and to further the identity of interests of senior management and the stockholders of the Company. The Plan is also intended to further the identity of interests of the directors of the Company with senior management and the stockholders.

2.   Elements of the Plan

          The Plan provides the Committee (described below) designated by the Company's Board of Directors (the "Board"), with the discretion to grant Participants, as defined below, other than non-employee directors, incentives relating to the Company's common stock utilizing non-qualified stock options. The Plan provides for certain automatic grants of non-qualified stock options (pursuant to Section 18) to non-employee directors.

3.   Shares Subject to the Plan

          The maximum aggregate number of shares as to which Options (as defined in Section 6) may at any time be granted under the Plan shall be 4,250,000 shares of common stock, par value $.01 per share (the "Common Shares"), subject to adjustment in accordance with
Section 12. Such Common Shares may be either authorized but unissued shares or shares previously issued and reacquired by the Company. If and to the extent Options granted under the Plan terminate, expire or are cancelled without having been exercised, the shares subject to such Options shall again be available for purposes of the Plan, provided, however, that any terminated, expired or cancelled Option (i) shall continue to count against the Individual Limit (described at Section 6(c)) of the Participant to whom such Option was originally granted and (ii) shall also count against the Individual Limit of any Participant subsequently awarded such Option.

4.   Plan Administration

          The Plan shall be administered by the Compensation and Benefits Committee of the Board, or any other committee designated by the Board (the "Committee"). The members of the Committee shall each be a "disinterested person" within the meaning of Regulation 16b-3 ("Regulation 16b-3") promulgated under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"), and regulations issued thereunder. Except with respect to Options granted to non-employee directors pursuant to Section 18, the Committee shall have the sole authority to determine (a) to whom Options shall be granted under the Plan; (b) the type, amount and terms of the Options to be granted; (c) the time when Options will be granted and the duration of the exercise period; and (d) any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Options granted hereunder.

          A majority of the Committee shall constitute a quorum for purposes of meetings which may be held at such times and places and on such notice as the Committee deems appropriate. All actions and determinations of the Committee shall be made by not less than a majority of its members and may be made at a meeting or by written consent in lieu of a meeting.

5.   Eligibility for Participation

          Certain senior managers of the Company approved by the Committee and, subject to the provisions of Section 18 of the Plan, the non-employee directors of the Company as of the Effective Date of the Plan and each non-employee director of the Company elected or appointed after the Effective Date and during the term of the Plan, shall be eligible to participate in the Plan (the "Participants"). Nothing contained in the Plan shall be construed to limit the right of the Company to grant options otherwise than under the Plan.

6.   Granting of Options

          (a) As of the Effective Date set forth in Section 19, and subject to Section 18, the Committee shall have the right to grant Participants non-qualified stock options ("Options") until the tenth anniversary of the date on which the Board approved the Plan on the terms and conditions set forth herein. Any Option shall be evidenced by a written agreement, as provided in Section 16 ("the Option Agreement").

          (b) Unless the Committee provides otherwise, and such provision is reflected in the Option Agreement, the exercise price for an Option granted to an employee shall be the Fair Market Value (as hereinafter defined) of a share of such stock on the date the Option is granted, which shall increase by 5%, compounded annually, on each anniversary of the date of grant that occurs prior to the date of exercise. The exercise price for an Option granted to a non-employee director as of the Effective Date shall be $13.78, increasing 5%, compounded annually, on each anniversary of the grant date, commencing February 1998. The exercise price for an Option granted to a non-employee director thereafter shall be 127.63% of the Fair Market Value of a share of such stock on the date the Option is granted (which shall be deemed to be the date of such person's initial election or appointment to the Board), increasing 5%, compounded annually, on each anniversary of the grant date, commencing on the sixth anniversary of the date of grant. Notwithstanding anything else in this Plan, the exercise price of an option may not be less than the Fair Market Value of the Common Stock on the date of grant.

          For purposes of Section 6 of this Plan, Fair Market Value shall be deemed to be the average of the closing prices of a Common Share for the five trading days immediately preceding the applicable date on (i) the New York Stock Exchange ("NYSE"), if the Common Shares are then listed on such exchange, (ii) if the Common Shares are not listed on the NYSE, on the principal national stock exchange on which the Common Shares are then listed, or (iii) if not listed on any national stock exchange, as reported by NASDAQ. If the Common Shares are not then listed on any national stock exchange or reported by NASDAQ, then the Fair Market Value shall be determined in any reasonable manner approved by the Committee.

          (c) Notwithstanding any other provision of the Plan or Option Agreement to the contrary, no Participant shall receive any grant of an Option under the Plan to the extent that the sum of (i) the number of Common Shares subject to such grant, and (ii) the number of Common Shares subject to all other prior grants to the Participant of Options under the Plan during the three-year period ending on the date of grant, would exceed the Participant's Individual Limit under the Plan. The determination made under the foregoing provisions of this paragraph (c) of Section 6 shall be based on the shares subject to grant at the time of the grant, regardless of when the Options became exercisable (or were exercised). A Participant's Individual Limit shall be 1,000,000 Common Shares. Awards to a Participant may be less than the Participant's Individual Limit, but may never exceed such amount.


7.   Terms of Options

          Unless the Option Agreement provides otherwise, Options granted to employees hereunder shall be exercisable for a term of ten years from the date of grant (the date as of which Options expire is referred to as the "Expiration Date"). The Expiration Date of Options granted to non-employee directors shall be the tenth anniversary of the date of grant.

8.   Exercise of Options

          (a) Unless the Committee provides otherwise and such provision is reflected in the Option Agreement, Options granted to employees will become fully exercisable on the fifth anniversary of the date of grant. The date that all or any portion of an Option becomes exercisable is referred to as the "Vesting Date" for such Option or portion thereof. Options granted pursuant to Section 18 to non-employee directors will become exercisable in installments on a cumulative basis at a rate of 20% each year beginning on the first anniversary of the date of grant. No Option shall be exercisable for a period of six months from the date of grant.

          (b) Unless the Committee provides otherwise and such provision is reflected in the Option Agreement, Options granted hereunder shall be exercisable for cash or any other property (including Common Shares valued at the Fair Market Value on the date of exercise of the Option or promissory notes) deemed acceptable by the Committee; provided that, in the case of payment by a promissory note, the Participant shall pay in cash or other property an amount equal to at least the par value of the Common Shares being purchased.

          (c) Except as otherwise provided herein, no Option granted to an employee may be exercised at any time unless the holder is then a full-time employee of the Company and has continuously remained an employee at all times (other than on an absence for an approved leave of absence or service in the Armed Forces) since the date of grant of such Option.

          (d) Options shall be exercised by a Participant giving written notice of such exercise to the Company. No fractional shares, or cash in lieu thereof, shall be issued under this Plan or under any Option granted hereunder.

          (e) An Option shall be exercisable during a Participant's lifetime only by the Participant, or, if the Participant has become disabled, by his legal representative.

9.   Exercise on Termination of Employment

          (a) Unless the Committee provides otherwise and such provision is reflected in the Option Agreement, if a Participant (other than a director) ceases to be an employee by reason of his retirement at or after age 65, disability (the inability of the Participant to continue to perform his duties of employment as determined by the Committee) or death prior to the initial Vesting Date, a fraction of the Option will vest, equal to the number of months elapsed from the date of grant divided by the number of months from the date of grant to the final Vesting Date.

          If a Participant ceases to be an employee or director by reason of death, any unexercised portion of his Options that is or becomes vested upon his death will be exercisable for one year after such death. During such one year period, the Participant's personal representative, or the person or persons to whom the Option shall have been transferred by will or by the laws of descent and distribution, shall have the same rights to exercise the unexercised portion of the Option to the extent so vested as the Participant would have had if he were still an employee or director of the Company.

          If an employee resigns or is terminated for any reason other than death or "for cause," or if a non-employee director resigns or is not re-elected, any unexercised portion of his or her Options that is or becomes vested upon such termination of employment, resignation or failure to be re-elected will be exercisable for the three months following such termination to the extent so vested.

          Notwithstanding the foregoing, in no event shall any Option be exercisable after the stated Expiration Date. Any portion of an Option that is not vested upon termination of employment, or is vested and is not exercised as provided in this Section 9, shall be forfeited.

          (b) Termination "for cause" prior to or after a Vesting
Date shall result in forfeiture of all outstanding Options, whether or not vested. For purposes of the Plan, "for cause" means (i) the continued failure by the Participant to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) or (ii) the engaging by the Participant in conduct which is materially injurious to the Company, monetarily or otherwise, in either case as determined by the Company.

10.  Forfeiture of Benefits

          Notwithstanding any other provision of this Plan or any provision of an Option Agreement, including, but not limited to
Section 9 of this Plan, any and all unexercised Options and all rights under the Plan of a Participant who received such Option grant (or his designated beneficiary or legal representatives) and the exercise thereof, shall be forfeited if, prior to the time of such exercise, the Participant shall (a) be employed by a competitor of, or shall be engaged in any activity in competition with, the Company without the Company's consent, (b) divulge without the Company's consent any secret or confidential information belonging to the Company or (c) engage in any other activities which would constitute grounds for termination "for cause", as defined in
Section 9.

11.  Non-Transferability of Options

          A Participant's rights and interests under this Plan (including the right to exercise unexercised Options) may not be assigned or transferred except, in the case of a Participant's death, to the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), or the rules thereunder.

12.  Adjustments for Certain Events

          The total number of Common Shares available for Options under the Plan and the terms of any existing Options (both as to the number of Common Shares and the per share Option price) shall be appropriately adjusted to reflect any change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination or similar event.

          Any adjustments pursuant to this Section shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

13.  Amendment and Termination

          The Committee may from time to time terminate, modify or amend the Plan in any respect; provided, however, that the provisions of the Plan shall not be modified or amended more than once every six months, other than to comply with changes in the Code, ERISA or the rules thereunder, and provided, further that, unless also approved or ratified by a vote of the holders of the outstanding shares of the capital stock of the Company entitled to a majority of the voting power of the Company, any such modification or amendment shall not (subject, however, to the provisions of Section 12): (a) increase the maximum number of Common Shares for which Options may be granted under the Plan; (b) reduce the Option price at which Options may be granted; (c) extend the period during which Options may be granted or exercised beyond the times originally prescribed; (d) materially modify the requirements as to eligibility for participation in the Plan; or (e) materially increase the benefits accruing to Participants under the Plan. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Option. Nevertheless, with the consent of the Participant affected, the Committee may amend outstanding Options in a manner not inconsistent with the terms of the Plan.

14.  Rights of a Participant

          No Participant or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

15.  Rights as a Stockholder

          A Participant or a transferee of an Option shall have no rights as a stockholder with respect to any Common Share covered by his Option until he shall have become the holder of record of such share, and, except for stock dividends as provided in Section 12 hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall become the holder of record thereof.

16.  Agreements with Participants

          Each award made under the Plan shall be evidenced by a written agreement containing such terms and conditions as the Committee shall approve. Each such agreement shall provide that, as a condition to the grant evidenced thereby, the Participant agrees that the Company shall arrange to deduct from any payments of any kind otherwise due to the Participant from the Company, the aggregate amount of federal, state or local taxes of any kind required by law to be withheld with respect thereto, or if no such payments are due or become due to the Participant, that the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment to it of, the aggregate amount of such taxes. Subject to Committee discretion and upon any conditions the Committee may prescribe, Participants may elect to pay their withholding taxes by directing the Company to withhold from the Common Shares to be issued upon exercise that number of Common Shares equivalent (at a current market value) to the withholding taxes due.

17.  Requirements for Issuance of Shares

          No Common Shares shall be issued or transferred hereunder unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any award or the issuance of Common Shares made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

18.  Grants to Directors

          A single grant will be made automatically to each director (excluding directors who are employees) of the Company as of the Effective Date of the Plan and each non-employee director elected or appointed after the Effective Date and during the term of the Plan. Each such non-employee director shall receive an Option to purchase 5,000 Common Shares and will not be eligible to receive any future grant of Options as a non-employee director.

19.  Effective Date

          The Plan shall be effective as of February 27, 1992
("Effective Date") and shall continue in effect thereafter until terminated or suspended by the Committee.


(1) Gives effect to amendments approved by the Company's stockholders on May 18, 1993 and June 23, 1994, and amendments made by the Committee from time to time pursuant to its authority provided in Section 13.